Exhibit 99.1

CORPORATE OFFICE
1100 Cassatt Road, Berwyn, PA 19312

Contact: William J. Burke (610) 889-5249

AMETEK ANNOUNCES RECORD RESULTS

Berwyn, PA, January 27, 2011 – AMETEK, Inc. (NYSE: AME) today announced fourth quarter results that established quarterly records for orders, sales, operating income, diluted earnings per share and operating cash flow. In addition, backlog at December 31, 2010 was $829 million – an all-time high.

All per share amounts in this press release reflect the impact of a 3-for-2 stock split paid on December 21, 2010.

AMETEK’s fourth quarter 2010 sales of $678.0 million were up 30% over the same period of 2009. Operating income was $135.5 million in the fourth quarter of 2010, compared with $89.2 million in the same period of 2009. Operating income margin in the quarter of 20.0% was a 300 basis point improvement over the fourth quarter of 2009. Net income in the fourth quarter of 2010 increased 57% to $81.2 million, from $51.9 million in last year’s fourth quarter. Diluted earnings per share on a post-split basis increased 56% to $0.50 per diluted share, from the fourth quarter 2009 level of $0.32 per diluted share.

“AMETEK had a tremendous fourth quarter to complete an outstanding 2010. Orders were up 25% to a record $720.8 million in the quarter with broad based strength evident in most of our markets. Sales were up 30% on the strength of the order input and the contributions from the acquisitions completed this year. Our focus on Operational Excellence, coupled with the higher sales, resulted in record earnings and cash flow for the quarter,” noted Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

“Cash flow was superb, with both the fourth quarter and the full year results representing records. Operating cash flow was $128 million for the quarter and $423 million for the year, up 18% and 16% respectively, compared to the same periods in 2009,” continued Mr. Hermance.

For the full year 2010, AMETEK achieved sales of $2.47 billion, up 18% from 2009. Operating income in 2010 was $482.2 million compared with $366.1 million last year, up 32%. Operating income margin for 2010 of 19.5% was a 210 basis point improvement over 2009. Net income for the full year 2010 was $283.9 million, up 38% from the $205.8 million earned in 2009. Diluted earnings per share on a post-split basis were $1.76 for 2010, up 39% from the $1.27 earned in 2009. Operating income, operating margins, net income and diluted earnings per share were all full-year records for the Company.

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AMETEK ANNOUNCES RECORD RESULTS

Electronic Instruments Group (EIG)
For the 2010 fourth quarter, EIG sales increased 32% to $377.8 million. Operating income in the fourth quarter of 2010 increased 61% to $90.4 million, compared with $56.1 million in the fourth quarter of 2009. For the fourth quarter of 2010, operating margins were 23.9%, up 430 basis points from 19.6% in last year’s fourth quarter.

“EIG had a tremendous fourth quarter. Excellent core growth resulted from the continuing strength in our Process, Power and Industrial businesses. As expected, our oil and gas businesses showed sizable improvement. The recent Atlas Materials Testing Technology acquisition also contributed to the revenue increase. This higher revenue, coupled with a streamlined cost structure, enabled us to significantly expand operating margins,” said Mr. Hermance.

Electromechanical Group (EMG)
For the 2010 fourth quarter, EMG sales increased 26% to $300.1 million. Operating income in the fourth quarter of 2010 increased 45% to $58.9 million, compared with $40.7 million in the fourth quarter of 2009. For the fourth quarter of 2010, operating margins were 19.6%, up 250 basis points from 17.1% in last year’s fourth quarter.

“EMG also had an excellent fourth quarter. Strong core growth in our differentiated businesses and the contributions from the acquisitions of Haydon Enterprises, Technical Services for Electronics and Ameron drove the top line increase. Operating margins were up nicely on the higher revenues and our lowered cost structure,” commented Mr. Hermance.

2011 Outlook
“We expect our businesses to continue to show solid growth in 2011, with our longer cycle oil and gas, power and aerospace business showing particular strength. Our record backlog, strong portfolio of businesses, proven operational capabilities, and a successful focus on strategic acquisitions should enable us to perform well in 2011,” noted Mr. Hermance.

“We anticipate 2011 revenue to be up low double digits on a percentage basis from 2010. Earnings for 2011 are expected to be in the range of $2.00 to $2.07 per diluted share on a post-split basis, up 14% to 18% over 2010, reflecting the leveraged impact of core growth and our streamlined cost structure,” added Mr. Hermance.

“First quarter 2011 sales are expected to be up high teens on a percentage basis from last year’s first quarter. We estimate our earnings to be approximately $0.46 to $0.48 per diluted share on a post-split basis, an increase of 28% to 33% over last year’s first quarter of $0.36,” concluded Mr. Hermance.

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AMETEK ANNOUNCES RECORD RESULTS

Conference Call
The Company will Web cast its Fourth Quarter 2010 investor conference call on Thursday, January 27, 2011, beginning at 8:30 AM ET. The live audio Web cast will be available at the Investors section of www.ametek.com and at www.streetevents.com. The call will also be archived at the Investors section of www.ametek.com.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with annualized sales of $2.7 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 and the Russell 1000 Indices.

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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(Financial Information Follows)

AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$677,975	$523,500	$2,470,952	$2,098,355

Operating expenses:
Cost of sales, excluding depreciation	446,594	359,074	1,646,892	1,435,953
Selling, general and administrative	83,221	64,738	296,482	254,143
Depreciation	12,636	10,495	45,420	42,209

Total operating expenses	542,451	434,307	1,988,794	1,732,305

Operating income	135,524	89,193	482,158	366,050
Other expenses:
Interest expense	(16,981)	(16,674)	(67,522)	(68,750)
Other, net	(3,529)	(941)	(8,386)	(2,667)

Income before income taxes	115,014	71,578	406,250	294,633
Provision for income taxes	33,775	19,694	122,318	88,863

Net income	$81,239	$51,884	$283,932	$205,770

Diluted earnings per share (a)	$0.50	$0.32	$1.76	$1.27

Basic earnings per share (a)	$0.51	$0.32	$1.79	$1.28

Weighted average common shares outstanding (a):
Diluted shares	161,455	162,564	160,884	161,775

Basic shares	159,150	160,743	159,056	160,182

Dividends per share (a)	$0.06	$0.04	$0.18	$0.16

(a) Share and per share amounts have been adjusted to reflect a three-for-two stock split paid to stockholders on December 21, 2010.

AMETEK, Inc.
Information by Business Segment
(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales:
Electronic Instruments	$377,839	$286,009	$1,324,113	$1,146,578
Electromechanical	300,136	237,491	1,146,839	951,777

Consolidated net sales	$677,975	$523,500	$2,470,952	$2,098,355

Income:
Segment operating income:
Electronic Instruments	$90,394	$56,085	$316,184	$232,875
Electromechanical	58,922	40,682	210,397	166,582

Total segment operating income	149,316	96,767	526,581	399,457
Corporate administrative and other expenses	(13,792)	(7,574)	(44,423)	(33,407)

Consolidated operating income	$135,524	$89,193	$482,158	$366,050

AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	December 31,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$168,853	$251,350
Receivables, net	399,913	331,383
Inventories	335,253	311,542
Other current assets	77,214	75,155

Total current assets	981,233	969,430

Property, plant and equipment, net	318,126	310,053
Goodwill	1,573,645	1,277,291
Other intangibles, investments and other assets	951,235	689,258

Total assets	$3,824,239	$3,246,032

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$97,152	$85,801
Accounts payable and accruals	456,651	338,481

Total current liabilities	553,803	424,282

Long-term debt	1,071,360	955,880
Deferred income taxes and other long-term liabilities	424,738	298,846
Stockholders’ equity	1,774,338	1,567,024

Total liabilities and stockholders’ equity	$3,824,239	$3,246,032